Exhibit 99.1

Focus Enhancements Closes Digital Wireless Audio Technology Acquisition

Campbell, Calif. – July 21, 2008 - Focus Enhancements, Inc. (NASDAQ: FCSE) a worldwide leader in Ultra Wideband (UWB) wireless technology, video conversion and digital media products, closed its acquisition of digital wireless audio (DWA) technology developed by AudioMojo, Inc. and owned by Hallo Development Co.

"Last week, we completed the acquisition of digital wireless audio (DWA) technology that significantly enhances our wireless portfolio," said Brett Moyer, president and chief executive officer. “The DWA market is viable today, and our new technology offers tangible competitive advantages including features such as two milliseconds (ms) latency, which reduces lip-syncing concerns, and scalability up to 16 channels. Focus Enhancements has long-standing relationships with electronics original equipment manufacturers to bring DWA to market.  We expect to sample DWA chips in the fourth quarter of 2008 and begin production volume mid-2009 in time for the holiday season. Our goal is to drive for customer announcements at the CES Show in January 2009.  Ultimately we intend to deliver high quality audio and video via UWB using a single radio, thereby lowering the system cost for the large consumer electronics manufacturers.”

Under the terms of the acquisition announced on July 2, 2008, the closing of the purchase of the DWA intellectual property rights was subject to the satisfaction of certain closing conditions. As a result, on July 15, 2008, Focus Enhancements issued 1.8 million shares of its common stock to Hallo Development Co. and agreed to provide a decreasing revenue share of future sales of the DWA chipset over three years from the date of first commercial shipment.

Notwithstanding the Securities and Exchange Commissions Rule 144, the shares of Focus Enhancements’ common stock issued in connection with this transaction are subject to restrictions against sale by Hallo Development Co. to any third party until the earlier of the date Focus Enhancements has sold and received $1.0 million in net revenues from the DWA chipset or December 31, 2009.

About Focus Enhancements, Inc.

Focus Enhancements, Inc. (NASDAQ CM: FCSE), headquartered in Campbell, CA, is a leading designer of world-class solutions in advanced, proprietary audio, video and wireless video technologies. The company’s Semiconductor Group develops wireless IC chip set based on WiMedia UWB standard and design as well as markets portable ICs to the video convergence, portable media, navigation systems and smartphone markets. The company’s System Group develops video products for the digital media markets, with customers in the broadcast, video production, digital signage and digital asset management markets. More information on Focus Enhancements may be obtained from the company’s Securities and Exchange Commission (SEC) filings, or by visiting the Focus Enhancements home page at http://www.focusinfo.com.

Safe Harbor Statement

Statements in this press release which are not historical, including statements regarding management’s intentions, hopes, expectations, representations, plans or predictions about the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding management’s expectations of funding requirements in 2008, demand for Focus Enhancements’ products, which impacts revenue, gross margin percentage and cash from operations, management’s plans to complete its semiconductor chip designs, move its technology to silicon, and the performance of its technology. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include customers’ acceptance of recently introduced products, changes in customer order patterns, unforeseen increased costs and delays in research and development, the company’s ability to maintain adequate funding to develop and implement its DWA and UWB technology, the ability of the company to migrate its DWA and UWB technology to silicon in a timely manner, the performance and acceptance of its DWA and UWB technology when successfully moved to silicon, and the risk factors specified in the company's Form 10-K for the year ended December 31, 2007, Form 10-Q for the period ended March 31, 2008, as well as other filings with the SEC. These statements are based on information as of July 21, 2008 and the company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Focus Enhancements Investors:
Kirsten Chapman
Lippert/Heilshorn & Assoc.
(415) 433-3777
kchapman@lhai.com